EXHIBIT 99.1

Anaren Reports 2nd Quarter Results

SYRACUSE, N.Y., Jan. 28, 2010 (GLOBE NEWSWIRE) -- Anaren, Inc. (Nasdaq:ANEN) today reported net sales for the fiscal 2010 second quarter ended December 31, 2009 of $41.0 million, down 1.0% from $41.4 million for the second quarter of last year.

GAAP (U.S. generally accepted accounting principles) net income for the second quarter of fiscal 2010 was $2.5 million, or $0.17 per diluted share, compared to $1.6 million, or $0.11 per diluted share for the second quarter of last year.

Non-GAAP diluted earnings per share, excluding non-cash equity based compensation, acquisition related inventory step-up (fiscal 2009 only) and intangible amortization, was $0.22 for the second quarter of fiscal 2010 compared to non-GAAP earnings per share of $0.23 for the second quarter of fiscal 2009.

GAAP operating income for the second quarter of fiscal 2010 was $3.9 million, or 9.5% of net sales, up 73% from $2.3 million, or 5.4% of net sales for the second quarter of last year. Non-GAAP operating income for the second quarter of fiscal 2010, excluding non-cash equity based compensation and acquisition related intangible amortization was $5.1 million, or 12.5% of net sales up 6.8% from $4.8 million, or 11.6% of net sales for the second quarter of fiscal 2009.

Income taxes for the second quarter of fiscal 2010 were $1.3 million, representing an effective tax rate of 34.4%. This compares to income tax expense of $0.4 million for the second quarter of fiscal 2009, which included the retroactive reinstatement of the Federal Research and Experimentation credit in October 2008, resulting in an effective tax rate of 18.2%. The projected effective tax rate for fiscal 2010, absent one-time events, is expected to be approximately 32.0%.

Lawrence A. Sala, Anaren’s President and CEO, said, “Our second quarter sales saw continued growth in Space & Defense Group shipments across all product lines, offsetting ongoing weakness in Wireless Group sales. The improvement in operating profitability is the result of the increase in Space & Defense Group net sales as well as our continuing cost reduction initiatives and yield improvements.”

Net sales for the first six months ended December 31, 2009, including $25.5 million of sales from M.S. Kennedy Corp and Unicircuit, Inc., were $81.4 million, up 2.2% from net sales of $79.6 million for the first six months of last year, which included $14.8 million of sales from M.S. Kennedy Corp and Unicircuit, Inc. GAAP net income for the first half of fiscal 2010 was $5.4 million, or $0.37 per diluted share, compared to $2.9 million, or $0.21 per diluted share for the first half of last year.

Non-GAAP diluted earnings per share, excluding non-cash equity based compensation, acquisition related inventory step-up (fiscal 2009 only) and intangible amortization, was $0.46 for the first six months of fiscal 2010 compared to non-GAAP diluted earnings per share of $0.44 for the first six months of fiscal 2009.

During the second quarter of fiscal 2010, the Company generated $4.7 million in operating cash flow compared to $2.5 million in the same period in fiscal 2009. Additionally, during the current quarter the Company repurchased approximately 284,000 shares of its common stock for a total of $4.2 million and expended $1.0 million for capital additions. Cash, cash equivalents and marketable debt securities at December 31, 2009 were $61.8 million, down $0.1 million from $61.9 million at September 30, 2009 as a result of the purchase of treasury shares.

Wireless Group

Wireless Group net sales for the quarter were $12.4 million, down 26% from the second quarter of fiscal 2009 and down 14% from first quarter fiscal 2010 levels. Weak demand for both custom and standard component infrastructure products in the first half of the quarter drove the net sales decline.

Demand for consumer component products remained robust, up 56% compared to second quarter fiscal 2009 levels. The growth in consumer component sales was driven by the increased demand for satellite television and cellular telephone applications.

New product investments for the quarter remained focused on expanding the infrastructure and consumer standard component product portfolios.

Customers that generated greater than 10% of Wireless Group net sales for the quarter were Nokia, Huawei, and Richardson

Space & Defense Group

Space & Defense Group net sales for the quarter were $28.6 million, up 16% from the second quarter of fiscal 2009. The transition from low rate to volume production on a number of new programs drove the increase in net sales.

New orders for the quarter totaled $28.1 million and included contracts for components and assemblies for use in satellite, radar, counter-IED and airborne jamming applications. Space & Defense Group order backlog at December 31, 2009 was $85.1 million.

Customers that generated greater than 10% of Space & Defense Group net sales for the quarter were Lockheed Martin, Raytheon and Northrop Grumman.

Non-GAAP Financial Measures

In addition to presenting financial results calculated in accordance with GAAP, Anaren’s earnings release contains non-GAAP financial measures including: non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share. These non-GAAP measures are each adjusted from GAAP results to exclude certain non-cash items including equity based compensation and acquisition related inventory step-up and intangible amortization.

The Company believes these non-GAAP financial measures provide useful information to both management and investors to help understand and compare business trends among reporting periods on a consistent basis. Additionally, these non-GAAP financial measurements are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Outlook

For the third quarter of fiscal 2010, we anticipate an increase in sales for both the Wireless Group and the Space & Defense Group from our just completed second quarter. As a result, we expect net sales to be in the range of $41 to $45 million.  We expect GAAP net earnings per diluted share to be in the range of $0.18 - $0.22, using an anticipated tax rate of approximately 32.0% and inclusive of approximately $0.05 - $0.06 per share related to expected equity based compensation expense and acquisition related amortization of acquired intangibles. Non-GAAP net earnings per diluted share are expected to be in the range of $0.23 - $0.27 for the third quarter.

Forward-Looking Statements

The statements contained in this news release which are not historical information are "forward-looking statements."   These, and other forward-looking statements, are subject to business and economic risks and uncertainties that could cause actual results to differ materially from those discussed. The risks and uncertainties described below are not the only risks and uncertainties facing our Company. Additional risks and uncertainties not presently known to us or that are currently deemed immaterial may also impair our business operations. If any of the following risks actually occur, our business could be adversely affected, and the trading price of our common stock could decline, and you may lose all or part of your investment.

These known risks and uncertainties include, but are not limited to: the Company’s ability to continue to successfully integrate the MSK and Unicircuit acquisitions, including but not limited to, the timely and effective installation of appropriate financial controls; unknown liabilities not identified during due diligence; not realizing the expected benefits of the acquisitions, including the realization of the accretive effects from the acquisitions; the Company’s substantial increase in long term debt (originally $50 million, currently $40 million outstanding), and the unanticipated loss of key management or technical employees. The Company also could experience an impairment of goodwill which increased as the result of the Company’s two acquisitions in fiscal 2009 as well as acquisitions made in previous years. Other non-acquisition related risks and uncertainties include: the Company’s ability to timely ramp up to meet some of our customers’ increased demands; potential delay or inability to collect accounts receivable due to the current economic recession; unanticipated delays in successfully completing customer orders within contractually required timeframes; unanticipated penalties resulting from failure to meet contractually imposed delivery schedules; unanticipated costs and damages resulting from replacement or repair of products found to include latent defects; increased pricing pressure from our customers; decreased capital expenditures by wireless service providers; the possibility that the Company may be unable to successfully execute its business strategies or achieve its operating objectives, generate revenue growth or achieve profitability expectations; successfully securing new design wins from our limited number of OEM customers, reliance on key component suppliers, unpredictable difficulties or delays in the development of new products; the need to relocate the Company’s Suzhou, China facility in calendar year 2010 due to expansion of China’s mass transit system; order cancellations or extended postponements; the risks associated with any technological shifts away from the Company’s technologies and core competencies; unanticipated impairments of assets including investment values; diversion of defense spending away from the Company’s products and or technologies due to on-going military operations; and litigation involving antitrust, intellectual property, environmental, product warranty, product liability, and other issues. You are encouraged to review Anaren’s 2009 Annual Report on Form 10-K for the fiscal year ended June 30, 2009 and exhibits to those Reports filed with the Securities and Exchange Commission to learn more about the various risks and uncertainties facing Anaren’s business and their potential impact on Anaren’s revenue, earnings and stock price. Unless required by law, Anaren disclaims any obligation to update or revise any forward-looking statement.

Conference Call

Anaren will host a live teleconference, open to the public, on the Anaren Investor Info, Live Webcast Web Site (http://www.anaren.com) on Thursday, January 28 at 5:00 p.m. EDT. A replay of the conference call will be available at 8:00 p.m. (EDT) beginning January 28, 2010 through midnight February 1, 2010. To listen to the replay, interested parties may dial in the U.S. at 1-888-203-1112 and International at 1-719-457-0820. The access code is 4949249. If you are unable to access the Live Webcast, the dial in number for the U.S. is 1-888-812-8569 and International is 1-913-312-1376.

Company Background

Anaren designs, manufactures and sells complex microwave components and subsystems for the wireless communications, satellite communications and defense electronics markets. For more information on Anaren’s products, visit our Web site at www.anaren.com.

The Anaren, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5360

ANAREN, INC.
Condensed Consolidated Income Statement
(in thousands except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008

Sales	$41,019	$41,443	$81,356	$79,567

Cost of sales	26,713	29,144	52,386	55,745
Gross profit	14,306	12,299	28,970	23,822
	34.9%	29.7%	35.6%	29.9%
Operating expenses:
Marketing	2,237	2,052	4,599	4,145
Research and development	3,534	3,023	7,142	6,108
General and administration	4,641	4,972	9,122	9,392
Total operating expenses	10,412	10,047	20,863	19,645

Operating income	3,894	2,252	8,107	4,177
	9.5%	5.4%	10.0%	5.2%
Other income (expense):
Other income, primarily interest	86	307	213	710
Interest expense	(138)	(622)	(321)	(888)
Total other income (expense)	(52)	(315)	(108)	(178)

Income before income tax expense	3,842	1,937	7,999	3,999
Income taxes	1,320	352	2,620	1,074
Net income	$2,522	$1,585	$5,379	$2,925
	6.1%	3.8%	6.6%	3.7%

Earnings per share
Basic	$0.18	$0.11	$0.38	$0.21
Diluted	$0.17	$0.11	$0.37	$0.21

Weighted average common shares outstanding
Basic	14,210	13,804	14,163	13,967
Diluted	14,706	13,974	14,727	14,121

ANAREN, INC.
Condensed Consolidated Balance Sheet
(in thousands)
(unaudited)

	December 31, 2009	June 30, 2009

Assets:
Cash, cash equivalents and short-term investments	$59,731	$61,703
Receivables, less allowances	25,841	24,466
Inventories	33,174	35,282
Prepaid expenses and other current assets	5,923	5,580
Total current assets	124,669	127,031

Securities available-for-sale	1,050	1,050
Securities held to maturity	1,030	2,079
Property, plant, and equipment, net	50,843	52,889
Deferred income taxes	28	27
Goodwill	42,635	42,635
Other intangibles, net of accumulated amortization	10,748	11,344
Total assets	$231,003	$237,055

Liabilities and Stockholders' Equity
Liabilities:
Current installments of long-term obligation	$10,000	$9,800
Accounts payable	5,900	6,991
Accrued expenses	3,567	5,208
Customer advance payments	162	118
Other liabilities	2,670	2,702
Total current liabilities	22,299	24,819

Long-term debt	30,000	40,000
Other non-current liabilities	12,457	11,291
Total liabilities	64,756	76,110

Common stock and additional paid-in capital	204,441	199,877
Retained earnings	109,778	104,399
Accumulated other comprehensive loss	(2,381)	(2,397)
Less: cost of treasury shares	(145,591)	(140,934)
Total stockholders' equity	166,247	160,945

Total liabilities and stockholders' equity	$231,003	$237,055

ANAREN, INC.
Reconciliation of GAAP and Non-GAAP Gross Profit, Operating Income, and Earnings Per Share
(in thousands except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008

Sales	$41,019	$41,443	$81,356	$79,567

GAAP gross profit	$14,306	$12,299	$28,970	$23,822
Equity based compensation expense (1)	128	260	196	450
Acquisition related inventory step-up (2)	--	1,107	--	2,164
Acquisition related amortization of intangibles (3)	39	211	78	351
Non-GAAP gross profit	$14,473	$13,877	$29,244	$26,787
% of sales	35.3%	33.5%	35.9%	33.7%

GAAP operating income	$3,894	$2,252	$8,107	$4,177
Equity based compensation expense (1)	920	986	1,622	2,051
Acquisition related inventory step-up (2)	--	1,107	--	2,164
Acquisition related amortization of intangibles (3)	298	443	596	715
Non-GAAP operating income	$5,112	$4,788	$10,325	$9,107
% of sales	12.5%	11.6%	12.7%	11.4%

GAAP net income	$2,522	$1,585	$5,379	$2,925
Equity based compensation expense (1)	920	986	1,622	2,051
Acquisition related inventory step-up (2)	--	1,107	--	2,164
Acquisition related amortization of intangibles (3)	298	443	596	715
Tax effect	(439)	(855)	(799)	(1,624)
Non-GAAP net income	$3,301	$3,266	$6,798	$6,231
% of sales	8.0%	7.9%	8.4%	7.8%

Diluted earnings per share
GAAP earnings per share	$0.17	$0.11	$0.37	$0.21
Equity based compensation expense (1)	0.06	0.07	0.11	0.15
Acquisition related inventory step-up (2)	--	0.08	--	0.15
Acquisition related amortization of intangibles (3)	0.02	0.03	0.04	0.05
Tax adjustments	(0.03)	(0.06)	(0.06)	(0.12)
Non-GAAP earnings per share	$0.22	$0.23	$0.46	$0.44

Weighted average common shares outstanding
Diluted	14,706	13,974	14,727	14,121

1)These costs represent expense recognized in accordance with ASC718 - Stock Compensation.
2)These costs represent purchase accounting charges for step-up in inventory to fair market value charged to cost of sales related to the sale of acquisition related inventory in the quarter and six months ended December 31, 2008.
3)These costs represent amortization of purchase accounting charges for acquisition related intangible charged to expense for the quarter and six months ended December 31, 2009 and 2008.
4)The following table details the Non-GAAP, Non-Cash expenses related to equity compensation and acquisition related inventory step-up and intangible amortization by expense category.

Three Months Ended December 31, 2009
(in thousands)
(unaudited)

	Equity Based Compensation	Acquisition Inventory Step-up	Amortization of Intangibles	Total
Cost of sales	$128	$--	$39	$167
Marketing	60	--	--	60
Research and development	176	--	--	176
General and administrative	556	--	259	815
	$920	$--	$298	$1,218

Six Months Ended December 31, 2009
(in thousands)
(unaudited)

	Equity Based Compensation	Acquisition Inventory Step-up	Amortization of Intangibles	Total
Cost of sales	$196	$--	$78	$274
Marketing	106	--	--	106
Research and development	359	--	--	359
General and administrative	962	--	518	1,480
	$1,623	$--	$596	$2,219

	Three Months Ended December 31, 2008
	(in thousands)
	(unaudited)

	Equity Based	Acquisition	Amortization
	Compensation	Inventory Step-up	of Intangibles	Total
Cost of sales	$259	$1,107	$211	$1,577
Marketing	75	--	--	75
Research and development	94	--	--	94
General and administrative	557	--	232	789
	$985	$1,107	$443	$2,535

	Six Months Ended December 31, 2008
	(in thousands)
	(unaudited)

	Equity Based	Acquisition	Amortization
	Compensation	Inventory Step-up	of Intangibles	Total
Cost of sales	$449	$2,164	$351	$2,964
Marketing	146	--	--	146
Research and development	279	--	--	279
General and administrative	1,177	--	364	1,541
	$2,051	$2,164	$715	$4,930

ANAREN, INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three months ended	Six months ended
	December 31, 2009	December 31, 2009
Cash flows from operating activities:
Net income	$2,522	$5,379

Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	2,035	4,140
Amortization	327	671
Loss on disposal of fixed assets	57	67
Deferred income taxes	(463)	(158)
Equity based compensation	920	1,622
Receivables	461	(1,376)
Inventories	1,772	2,122
Accounts payable	(3,054)	(1,092)
Other assets and liabilities	73	(1,083)
Net cash provided by operating activities	4,650	10,292

Cash flows from investing activities:
Capital expenditures	(975)	(2,160)
Net maturities of marketable debt and equity securities	4,950	10,750
Net cash provided by investing activities	3,975	8,590

Cash flows from financing activities:
Payments on note payable	--	(9,800)
Stock options exercised	420	3,149
Tax benefit from exercise of stock options	23	214
Purchase of treasury stock	(4,188)	(4,657)
Net cash used in financing activities	(3,745)	(11,094)

Effect of exchange rates on cash	2	16

Net increase in cash and cash equivalents	$4,882	$7,804

Cash and cash equivalents at beginning of period	$52,815	$49,893

Cash and cash equivalents at end of period	$57,697	$57,697
CONTACT:  Anaren, Inc.
          George Blanton, CFO
            315-362-0436
          Joseph E. Porcello, VP-Accounting
            315-362-0514